CNY-4053 (11/99)


                       First Cova Life Insurance Company
                                  120 Broadway
                            New York, New York 10271

ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the day the Company receives notice that the Owner has elected to accept this Endorsement. The Contract is amended in the following manner:

1) The DEATH OF OWNER section of the DEATH BENEFIT provision is deleted in its entirety and replaced with the following:

     "DEATH OF OWNER - Upon death of the Owner prior to the Annuity Date, the Death Benefit will be paid to the Beneficiary designated by the Owner. Before the Owner, or a Joint Owner, attains age 80, the Death Benefit will be the greatest of:

     1.   the  Purchase   Payments  less  any  Withdrawals  and  any  applicable
          Withdrawal Charge; or

     2. the Contract Value determined on the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for payment; or

     3.   the greatest adjusted Contract Value.

     The greatest adjusted Contract Value as of the day Cova receives notice that the Owner has elected to accept this Endorsement is the Death Benefit as stated in the Contract. The greatest adjusted Contract Value is then evaluated at each subsequent Contract Anniversary prior to the death of the Owner or Joint Owner and on each subsequent day a Purchase Payment or Withdrawal is made. On the Contract Anniversary, if the current Contract Value exceeds the greatest adjusted Contract Value, the greatest adjusted Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Purchase Payment will increase the greatest adjusted Contract Value. If a Withdrawal is made, the greatest adjusted Contract Value will be reduced by the sum of the Withdrawal Amount and any associated Withdrawal Charges divided by the Contract Value immediately prior to the Withdrawal, multiplied by the greatest adjusted Contract Value immediately prior to the Withdrawal.

     The following example describes the effect of a Withdrawal on the greatest adjusted Contract Value: Assumed facts for example:

     $10,000 current greatest adjusted Contract Value
     $8,000 Contract Value
     $5,000 total Purchase Payments, less any prior Withdrawals and associated Withdrawal Charges
     $2,100 partial withdrawal ($2,000 Withdrawal + $100 Withdrawal Charge)
     New greatest adjusted Contract Value = $10,000 - [($2,100 / $8,000) x $10,000)] which results in the current greatest adjusted Contract Value of $10,000 being reduced by $2,625.
     The new greatest adjusted Contract Value is $7,375.
     The Contract Value immediately after the Withdrawal is $5,900, which is $8,000 less the $2,000 Withdrawal and the $100 Withdrawal Charge.
     The Death Benefit immediately after the Withdrawal is the greatest of Purchase Payments less Withdrawals and Withdrawal Charges ($5,000 minus $2,100) or the Contract Value ($5,900) or the greatest adjusted Contract Value ($7,375).
     The Death Benefit is therefore $7,375.


     After the Owner, or a Joint Owner, attains age 80, the Death Benefit will be the greatest of:

     1.   the  Purchase   Payments  less  any  Withdrawals  and  any  applicable
          Withdrawal Charge; or

     2. the Contract Value determined on the Valuation Period next following the date of receipt by the Company of both due proof of death and an election for payment; or

     3.   the greatest adjusted Contract Value.

     The greatest adjusted Contract Value as of the day Cova receives notice that the Owner has elected to accept this Endorsement is the Death Benefit as stated in the Contract. The greatest adjusted Contract Value is then evaluated at each subsequent Contract Anniversary on or before the Owner's, or a Joint Owner's, 80th birthday and on each subsequent day a Purchase Payment or Withdrawal is made. On the Contract Anniversary, on or before the Owner's, or a Joint Owner's 80th birthday, if the current Contract Value exceeds the greatest adjusted Contract Value, the greatest adjusted Contract Value will be increased to the current Contract Value. If a Purchase Payment is made, the amount of the Purchase Payment will increase the greatest adjusted Contract Value. If a Withdrawal is made, the greatest adjusted Contract Value will be reduced by the Withdrawal Amount and any associated Withdrawal Charges divided by the Contract Value immediately prior to the Withdrawal, multiplied by the greatest adjusted Contract Value immediately prior to the Withdrawal.

     If Joint Owners are named:

     1) The Death Benefit is determined based on the age of the oldest Joint Owner; and

     2)   The Death Benefit is payable upon the first death of a Joint Owner.

     3) Upon the death of either Joint Owner, the surviving Joint Owner will be the Primary Beneficiary. Any other Beneficiary designated will be a Contingent Beneficiary unless otherwise identified in writing.

     The Death Benefit will be paid following receipt by the Company of both due proof of death and an election for a single sum payment or election under an Annuity Option.

     If a single sum payment is requested, the proceeds will be paid within seven (7) days of receipt of proof of death and the election. Payment under an Annuity Option may only be elected during the sixty-day period beginning with the date of receipt of proof of death or a single sum payment will be made to the Beneficiary at the end of the sixty-day period.

     The entire Death Benefit must be paid within five (5) years of the date of death unless the Beneficiary elects to have the Death Benefit payable under an Annuity option over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy, beginning within one
     (1) year of the date of death.

     If the Beneficiary is the spouse of the Owner, the spouse may elect to become the Owner and continue this Contract in effect at the then current Contract Value."

2) The WITHDRAWALS section of the WITHDRAWAL provision is amended to include the following paragraph:

     "The Death Benefit is reduced when withdrawals are made. The amount of the reduction is described in the DEATH OF OWNER section."

All other terms and conditions of the Contract remain unchanged.

First Cova Life Insurance Company has caused this Endorsement to be signed by its President and Secretary.

CNY-4053 (11/99)


______________________Secretary                   ________________President